Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER 2022 RESULTS

— Workplace and Health Achieved Net Sales and Order Growth of 16% and 51%
and Represented 86% of Total Net Sales —
— Poppin Business Model Returning to Near Pre-Pandemic Levels —
—Reiterates FY 2022 Guidance for 15%-20% Revenue Growth and Gross Margin Expansion
in the Second Half of the Year —

JASPER, IN (November 4, 2021) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the first quarter ended September 30, 2021.
Selected Financial Highlights:
First Quarter FY 2022
•Net sales of $156.6 million
•Gross margin was 31.3%
•Net loss of $5.0 million; Adjusted net income was $0.8 million
•Diluted EPS of $(0.14); Adjusted diluted EPS was $0.02
•Adjusted EBITDA of $4.9 million
•Backlog of $170.8 million
Management Commentary

CEO Kristie Juster commented, “First quarter demand trends were in line with our expectations, reflecting the recovery in our business that we signaled at the end of last fiscal year. Kimball International’s revenue performance, together with robust order rates underscores our differentiated market positioning and supports our guidance for strong double-digit revenue growth and improving gross margin in the second half of fiscal 2022.

“Sales in our Workplace and Health markets accounted for 86% of first quarter revenues and increased 16% in the aggregate, with growth across most verticals. We were particularly pleased with the contribution from our Poppin acquisition, where sales increased 22% sequentially from fourth quarter fiscal 2021 levels and are on track to exceed pre-pandemic levels by the end of this fiscal year. Importantly, approximately 60% of Poppin’s first quarter revenue was generated through the core B2B channel, which is an indication of strength in its historical business model.

“We continue to benefit from our broad portfolio of ancillary products, which accounted for 85% of revenues in Workplace and Health over the trailing 12 months, and our geographic positioning in secondary markets from which we derived 78% of our revenue over the same period. New product introductions also continued to drive revenue growth in our Workplace and Health markets and accounted for 25% of first quarter revenues, demonstrating how well Kimball International’s designs address changing dynamics within our key verticals. This strong showing from the major portion of our business was achieved within the constraints of the widely publicized supply chain disruptions that have delayed shipments across the U.S. Despite these challenges and inflationary pressures, we succeeded in expanding gross margin by 70 basis points on a sequential basis, reflecting benefits from the March 2021 price increase and higher production efficiencies.

“Robust order growth in the first quarter was broad-based, with strong year-on-year increases across all Workplace and Health verticals, and the highest order level in our Hospitality market in a year. These trends are consistent with our strategy of capturing growth in the Health market as it ramps post-COVID, pivoting to more customized projects in the Hospitality market, and gaining traction in Workplace by expanding our offerings with products and solutions that provide flexibility and adaptability. The Poppin order acceleration is aided by growth in core markets, success of Poppin Pro and strong demand for our new categories of Pods and Spaces.”

Overview

First Quarter Fiscal 2022 Results

Consolidated net sales increased 6% to $156.6 million, compared to the prior year first quarter. Organic net sales were $141.4 million. Double-digit sales growth in Workplace and Health was offset in part by the year-over-year decline in Hospitality sales. We also experienced some pull forward of orders ahead of our announced price increase. Gross margin of 31.3% declined 410 basis points from 35.4% in the year ago quarter. Positive margin impact from our price increases and manufacturing efficiencies were more than offset by raw material inflationary pressures, increased freight and higher labor costs. We anticipate gross margin improvement in the second half of the fiscal year as our pricing actions and cost savings initiatives begin to catch up with inflationary pressures. Selling and administrative expenses (S&A) of $50.2 million increased $8.5 million compared to the prior year primarily related to the Poppin acquisition and investments to accelerate future sales growth. Adjusted S&A was $48.6 million or 31.1% of net sales, compared to $40.8 million or 27.6% of net sales in last year’s first quarter. Net loss was $5.0 million, or $(0.14) per diluted share, inclusive of a non-cash after-tax contingent earn-out charge of $3.4 million, intangible amortization expense and restructuring charges. In last year’s first quarter, the company reported earnings per diluted share of $0.14. For the current quarter, adjusted net income and adjusted earnings per share were $0.8 million, and $0.02 per diluted share, respectively. Adjusted EBITDA for the quarter was $4.9 million compared to $15.8 million in the year ago quarter.

The Company ended the first quarter in a strong financial position, with $111.2 million in short-term liquidity available, which includes cash, and cash equivalents, plus the unused amount of our credit facility.

Net Sales by End Market
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2021	2020	% Change
Workplace	$110.6	$95.3	16%
Health	24.3	20.6	18%
Hospitality	21.7	32.0	(32%)
Total Net Sales	$156.6	$147.9	6%

Summary and Outlook

First quarter results and order trends, together with market research data confirm that our Workplace and Health markets are firmly in a recovery phase. Kimball International continues to build momentum with its innovative products and an integrated go-to-market strategy that enables us to offer more design possibilities than ever before.

“We reaffirm our guidance for revenues to increase 15% to 20% for the full year, with the most significant growth occurring in the second half of the year. While demand for our products remains strong, continued supply chain and labor issues have constrained our near-term ability to produce and ship, which has extended our lead times. Similarly, we believe gross margin expansion will also take place in the second half of the fiscal year, benefiting from higher volumes, a second price increase and ongoing efficiency projects. At the same time, we are projecting higher S&A spending than in fiscal 2021 to drive future growth as we continue to invest in building our sales force, marketing and promotional campaigns, and the opening of new Poppin showrooms in Miami, Austin and Atlanta during fiscal 2022.

“The Company’s second quarter guidance, as detailed below, contemplates continued supply chain constraints, as well as the potential for temporary operational challenges related to complying with the vaccine mandate for government suppliers.

Second Quarter FY 2022 Guidance Ranges
	Low	High
Revenue growth (year-over-year)	10%	15%
Gross margin	32%	33%
S&A	$51 million	$53 million

“Kimball International continues to be at the forefront of research into emerging workplace trends. In partnership with Ipsos, a global leader in market research, Kimball International gathered insights to learn about the future of workspaces. These findings have directly impacted the products and spaces highlighted in each showroom, and have guided the expansion of our product portfolio, including our new modular architectural workplace solution called EverySpace. It is an extensive platform of flexible work environments for open plan workstations, private offices and collaborative spaces. We were excited to launch, EverySpace along with 21 other new product introductions at our National Sales Meeting in September and Neocon in October.

“Over the past several months, we have been encouraged by the increased level of new project opportunities along with overall demand, and as we navigate this challenging environment, I want to recognize and thank our employees for their hard work and continued focus on serving our customers.” Ms. Juster concluded.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statements of income, statements of comprehensive income, balance sheets, or statements of cash flows of the Company. The non-GAAP financial measures used within this release are (1) organic net sales, defined as net sales excluding acquisition-related net sales; (2) adjusted selling and administrative expense; (3) adjusted EBITDA; (4) adjusted operating income; (5) adjusted net income; and (6) adjusted diluted earnings per share. Adjusted operating income, adjusted net income, and adjusted diluted earnings per share each exclude restructuring expense, CEO transition costs, acquisition-related amortization and inventory valuation adjustments, contingent earn-out adjustments related to the acquisition, and statutory income tax impacts for after-tax measures, from the GAAP income measure. Adjusted selling and administrative expense excludes market value adjustments related to the SERP liability, CEO transition costs, and acquisition-related amortization from the GAAP income measure. Additionally, adjusted operating income excludes market value adjustments related to the SERP liability. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation expense, amortization expense, restructuring expense, CEO transition costs, acquisition-related inventory valuation adjustments, and contingent earn-out adjustments related to the acquisition. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that Adjusted EBITDA and other metrics excluding restructuring expense, CEO transition expenses, market value adjustments related to the SERP liability, and acquisition-related adjustments are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.

The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.

Forward-Looking Statements

This document may contain certain forward-looking statements about the Company, such as discussions of Company’s pricing trends, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” “beginning to,” “will,” “should,” “would,” “resume” or similar statements. We caution that forward-looking statements are subject to known and unknown risks and uncertainties that may cause the Company’s actual future results and performance to differ materially from expected results including, but not limited to, the possibility that any of the anticipated benefits of the transaction between the Company and Poppin will not be realized or will not be realized within the expected time period; the risk that integration of the operations of Poppin with the Company will be materially delayed or will be more costly or difficult than expected; the effect of the announcement of the Poppin transaction, including on customer relationships and operating results; the risk that any projections or guidance by the Company, including revenues, margins, earnings, or any other financial results are not realized; adverse changes in global economic conditions; successful execution of Phase 2 of the Company restructuring plan; the impact on the Company of changes in tariffs; increased global competition; significant reduction in customer order patterns; loss of key suppliers; loss of or significant volume reductions from key contract customers; financial stability of key customers and suppliers; relationships with strategic customers and product distributors; availability or cost of raw materials, components and freight; changes in the regulatory environment; global health concerns (including the impact of the COVID-19 outbreak); or similar unforeseen events. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2021 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	November 4, 2021
Time:	5:00 PM Eastern Time
Dial-In #:	1 800-773-2954 (International Calls - 1 847-413-3731)
Pass Code:	50245049
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.

Kimball International is a leading omnichannel commercial furnishings company with deep expertise in the Workplace, Health and Hospitality markets. We combine our bold entrepreneurial spirit, a history of craftsmanship and today’s design-driven thinking alongside a commitment to our culture of caring and lasting connections with our customers, shareholders, employees and communities.

For over 70 years, our brands have seized opportunities to customize solutions into personalized experiences, turning ordinary spaces into meaningful places. Our family of brands includes Kimball, National, Etc., Interwoven, Kimball Hospitality, D’style and Poppin.

Kimball International is based in Jasper, Indiana.

www.kimballinternational.com

Financial highlights for the first quarter ended September 30, 2021 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2021		September 30, 2020
Net Sales	$156,610	100.0%	$147,944	100.0%
Cost of Sales	107,513	68.7%	95,586	64.6%
Gross Profit	49,097	31.3%	52,358	35.4%
Selling and Administrative Expenses	50,159	32.1%	41,689	28.2%
Contingent Earn-Out Loss	4,610	2.9%	0	0.0%
Restructuring Expense	1,455	0.9%	4,240	2.9%
Operating Income (Loss)	(7,127)	(4.6%)	6,429	4.3%
Other Income (Expense), net	(434)	(0.2%)	817	0.6%
Income (Loss) Before Taxes on Income	(7,561)	(4.8%)	7,246	4.9%
Provision (Benefit) for Income Taxes	(2,512)	(1.6%)	1,860	1.3%
Net Income (Loss)	$(5,049)	(3.2%)	$5,386	3.6%

Earnings (Loss) Per Share of Common Stock:
Basic	$(0.14)		$0.15
Diluted	$(0.14)		$0.14

Average Number of Total Shares Outstanding:
Basic	36,821		36,974
Diluted	36,821		37,220

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2021	June 30, 2021
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$27,864	$24,336
Receivables, net	53,843	58,708
Inventories	59,234	54,291
Prepaid expenses and other current assets	23,906	22,012
Property and Equipment, net	88,507	90,623
Right of use operating lease assets	12,907	14,654
Goodwill	81,962	81,962
Other Intangible Assets, net	62,950	64,478
Deferred Tax Assets	15,440	16,368
Other Assets	16,514	17,163
Total Assets	$443,127	$444,595

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	33	30
Accounts payable	48,183	41,537
Customer deposits	27,169	24,438
Current portion of operating lease liability	6,327	6,590
Dividends payable	3,587	3,532
Short-term earn-out liability	10,680	0
Accrued expenses	34,754	39,115
Long-term debt, less current maturities	40,046	40,079
Long-term operating lease liability	11,305	12,536
Long-term earn-out liability	14,120	20,190
Other	16,404	16,878
Shareholders’ Equity	230,519	239,670
Total Liabilities and Shareholders’ Equity	$443,127	$444,595

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2021	2020
Net Cash Flow provided by Operating Activities	$11,905	$26,959
Net Cash Flow used for Investing Activities	(3,592)	(12,248)
Net Cash Flow used for Financing Activities	(5,085)	(3,578)
Net Increase in Cash, Cash Equivalents, and Restricted Cash	3,228	11,133
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	25,727	92,444
Cash, Cash Equivalents, and Restricted Cash at End of Period	$28,955	$103,577

Orders Received by End Market
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2021	2020	% Change
Workplace *	$124.7	$79.5	57%
Health	28.9	22.3	30%
Hospitality	33.0	38.1	(13%)
Total Orders	$186.6	$139.9	33%

* Workplace end market includes education, government, commercial, and financial vertical markets and eBusiness

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Organic Net Sales
Three Months Ended
September 30,
2021
Net Sales, as reported	$156,610
Less: Poppin acquisition net sales	15,224
Organic Net Sales	$141,386

Adjusted Selling and Administrative Expense
	Three Months Ended
	September 30,
	2021	2020
Selling and Administrative Expense, as reported	$50,159	$41,689
Less: Pre-tax Expense Adjustment to SERP Liability	93	(758)
Less: Pre-tax CEO Transition Costs	0	(141)
Less: Pre-tax Acquisition-related Amortization	(1,609)	0
Adjusted Selling and Administrative Expense	$48,643	$40,790
Adjusted Selling and Administrative Expense %	31.1%	27.6%

Adjusted Operating Income
	Three Months Ended
	September 30,
	2021	2020
Operating Income (Loss), as reported	$(7,127)	$6,429
Add: Pre-tax Restructuring Expense	1,455	4,240
Add: Pre-tax Expense Adjustment to SERP Liability	(93)	758
Add: Pre-tax CEO Transition Costs	0	141
Add: Pre-tax Acquisition-related Amortization	1,609	0
Add: Pre-tax Acquisition-related Inventory Valuation Adjustment	143	0
Add: Contingent Earn-Out Loss	4,610	0
Adjusted Operating Income	$597	$11,568
Adjusted Operating Income %	0.4%	7.8%

Adjusted Net Income
	Three Months Ended
	September 30,
	2021	2020
Net Income (Loss), as reported	$(5,049)	$5,386

Pre-tax Restructuring Expense	1,455	4,240
Tax on Restructuring Expense	(375)	(1,092)
Add: After-tax Restructuring Expense	1,080	3,148
Pre-tax CEO Transition Costs	0	141
Tax on CEO Transition Costs	0	(36)
Add: After-tax CEO Transition Costs	0	105
Pre-tax Acquisition-related Amortization	1,609	0
Tax on Acquisition-related Amortization	(414)	0
Add: After-tax Acquisition-related Amortization	1,195	0
Pre-tax Acquisition-related Inventory Valuation Adjustment	143	0
Tax on Acquisition-related Inventory Valuation Adjustment	(37)	0
Add: After-tax Acquisition-related Inventory Adjustment	106	0
Pre-tax Contingent Earn-Out Loss	4,610	0
Tax on Contingent Earn-Out Loss	(1,187)	0
Add: After-tax Contingent Earn-Out Loss	3,423	0
Adjusted Net Income	$755	$8,639

Adjusted Diluted Earnings Per Share
	Three Months Ended
	September 30,
	2021	2020
Diluted Earnings (Loss) Per Share, as reported	$(0.14)	$0.14
Add: After-tax Restructuring Expense	0.03	0.09
Add: After-tax Acquisition-related Amortization	0.03	0.00
Add: After-tax Acquisition-related Inventory Valuation Adjustment	0.01	0.00
Add: After-tax Contingent Earn-Out Loss	0.09	0.00
Adjusted Diluted Earnings Per Share	$0.02	$0.23

Adjusted EBITDA

	Three Months Ended
	September 30,
	2021	2020
Net Income (Loss)	$(5,049)	$5,386
Provision (Benefit) for Income Taxes	(2,512)	1,860
Income (Loss) Before Taxes on Income	(7,561)	7,246
Interest Expense	257	28
Interest Income	(9)	(102)
Depreciation	3,562	3,592
Amortization	2,439	653
Pre-tax Restructuring Expense	1,455	4,240
Pre-tax CEO Transition Costs	0	141
Pre-tax Acquisition-related Inventory Valuation Adjustment	143	0
Pre-tax Contingent Earn-Out Loss	4,610	0
Adjusted EBITDA	$4,896	$15,798
Adjusted EBITDA %	3.1%	10.7%

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2021	2020
Interest Income	$9	$102
Interest Expense	(257)	(28)
Gain (Loss) on Supplemental Employee Retirement Plan Investments	(93)	758
Other Non-Operating Expense	(93)	(15)
Other Income (Expense), net	$(434)	$817